Exhibit 99.2


                                 [LOGO OMITTED]



                              FOR IMMEDIATE RELEASE
                              ---------------------

                       WORLD WRESTLING ENTERTAINMENT, INC.

                    REPORTS FISCAL 2003 THIRD QUARTER RESULTS


Stamford, Conn. February 25, 2003 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its third fiscal quarter ended January 24, 2003. Total revenues were $95.6 million as compared to $100.2 million in the prior year. The operating loss for the quarter was $26.7 million versus operating income of $8.5 million last year. Included in the operating loss was a charge of $32.9 million ($20.4 million after-tax or $0.29 per common share) related to the revaluation of goodwill and other long-lived assets at The World(TM), arising from continuing operating losses at that facility. Additionally, included in the operating loss for the quarter was a $1.5 million charge reflecting an offer extended to settle a legal dispute and a $1.0 million charge for the early termination of a lease agreement for office space. Excluding these charges, operating income would have been $8.8 million as compared to an operating loss of $26.7 million for the quarter on a GAAP basis.

The Company reported EBITDA (1) of $11.9 million for the quarter as compared to $11.3 million last year. The loss from continuing operations was $16.0 million versus income from continuing operations of $4.8 million in the third fiscal quarter last year. The loss per common share from continuing operations was $0.23 as compared to earnings per common share of $0.07 last year.

Subsequent to the end of the quarter, the Company evaluated several business models relative to The World(TM), all of which projected continued operating losses and negative cash flows for the foreseeable future. Cumulative operating losses for the period May 3, 2000 through January 24, 2003 totaled approximately $18.3 million. As a result, the Company will cease the restaurant operation effective today and will close the retail store effective April 27, 2003. Based on preliminary information, the Company expects to record an after-tax charge of approximately $8.0 million to $14.0 million in its fourth fiscal quarter. This amount includes, in addition to other costs, rental payments required under the lease, net of management's current estimate of potential sub-rental income. This charge is subject to revision as additional information becomes available. This lease expires on October 31, 2017.

"We are reallocating resources to the continued growth of our global business, rather than focusing on a single, site-specific and local project," said Linda McMahon, Chief

Executive Officer. "We will build shareholder value by continuing to create WWE branded products and programming which we can distribute on a worldwide basis. Moreover, we will immediately eliminate operating losses which have continued to grow since the acquisition of the facility and which are estimated to be approximately $9.5 million for this fiscal year."



Third Quarter Results
---------------------

Total revenues for the quarter were $95.6 million versus $100.2 million in the prior year quarter.

Live and Televised Entertainment
--------------------------------
Total revenues for Live and Televised businesses were $71.0 million as compared to $73.4 million last year.

o Live Event revenues were $16.2 million as compared to $15.3 million in the third quarter last year.
     o There were 79 events, including 7 international events, during the quarter as compared to 61 events, including 1 international event, during the same period last year.
     o Attendance for the quarter was approximately 373,900 as compared to 446,500 in the prior year quarter. The current quarter includes attendance of approximately 63,700 from our international live event tours as compared to 15,000 in the prior year quarter.
     o    The average ticket price increased  approximately 20% to $40.90.
     o The average international ticket price was approximately $50.50 for the quarter.

o Pay-Per-View revenues were $21.1 million versus $23.8 million in the prior year quarter.
     o Total domestic pay-per-view buys for the quarter were 1.3 million as compared to 1.6 million last year.
     o The retail price of our domestic pay-per-views increased 17% from $29.95 to $34.95 effective April 2002.

o Television Rights Fees revenues increased 25% to $16.2 million due to rights fees for two television specials that aired on TNN and UPN, an executive producer fee that we earned from the upcoming feature film, Heldorado, starring The Rock(TM), rights fees for our Tough Enough(TM) series, and increased international rights fees.

o Television Advertising revenues were $17.5 million as compared to $21.3 million last year. This decline was principally due to the impact of lower television ratings and a decrease in sponsorship revenues.

Branded Merchandise
-------------------
Total revenues were $24.6 million versus $26.8 million last year.

o Licensing revenues increased 9% to $8.4 million due to higher revenues from our book publishing and video game businesses.
     o    Hollywood  Hulk Hogan  reached #13 on The New York Times Best  Sellers
          List.
     o WWE SmackDown! Shut Your Mouth for Playstation 2 was among the top ten best selling Playstation 2 games for the month of December.

o Merchandise revenues were $5.0 million as compared to $7.0 million last year due to decreased revenues from WWEShopzone.com and our catalogs and lower attendance at our live events in the current quarter.

o    Publishing revenues remained flat at $4.2 million.

o Home video revenues increased 3% to $2.7 million from $2.6 million in the prior year quarter.
     o According to Billboard Magazine, 8 of our home videos ranked among the 10 best selling home videos in the "Recreational Sports" category as of February 15, 2003.

o The World(TM)revenues declined 28% to $2.8 million due to decreased traffic in the restaurant and bar at the venue.

Profit Contribution
-------------------
Total profit contribution for the quarter was $36.8 million as compared to $37.5 million in the prior year quarter. Total profit contribution margin was 39% as compared to 37% in the prior year quarter.

The profit contribution margin for the Live and Televised businesses was approximately 37% versus 40% in the third quarter last year principally reflecting the decline in pay-per-view and advertising revenues.

The profit contribution margin for the Branded Merchandise businesses was 44% as compared to 30% during the same period last year primarily due to higher returns provisions and inventory write-offs recorded in the merchandise and home video categories in the prior year and the absence of NHRA expenses in the current year, partially offset by a decline in revenues at The World(TM).

Selling, General and Administrative Expenses
--------------------------------------------
SG&A expenses for the quarter were $27.1 million as compared to $26.2 million last year.
Excluding the offer extended to settle a legal dispute and the early termination of a lease agreement for office space, S,G&A expenses decreased approximately 5%.

Nine Months ended January 24, 2003
----------------------------------

Total revenues for the nine-month period ended January 24, 2003 were $276.5 million versus $289.1 million last year. Loss from continuing operations was $15.1 million, or a loss of $0.21 per common share compared to income from continuing operations of $21.6 million, or earnings per common share of $0.30 in the prior fiscal year. The prior year results included a $5.8 million after-tax gain, or $0.08 per common share, associated with the revaluation and sale of certain equity instruments.

Live and Televised Entertainment
--------------------------------
Total revenues for the Live and Televised businesses were $209.5 million as compared to $218.5 million in the same period last year.

o    Live Event revenues increased 15% to $53.2 million.
     o There were 253 events, including 14 international events for the first nine months. This compares to 159 events during the same period last year, including 2 international events.
     o Attendance remained flat at 1.3 million. This includes attendance of 172,600 from our international live event tours in the current year as compared to 30,800 in the prior year.
     o    The average ticket price increased approximately 14% to $39.35.
     o The average ticket price for international events in the current year was approximately $56.10.

o Pay-Per-View revenues declined 17% to $59.3 million from $71.3 million in the prior year.
     o Total domestic pay-per-view buys were 3.6 million as compared to 4.7 million in the prior year.

o Television Rights Fees revenues increased 10% to $42.9 million primarily due to rights fees for three of our television specials and increased international rights fees.

o Television Advertising revenues were $53.9 million as compared to $61.8 million last year. This decrease was principally due to the impact of lower television ratings and decreased sponsorship revenues in the current year.

Branded Merchandise
-------------------
Total revenues for our Branded Merchandise businesses were $67.1 million versus $70.6 million last year.

o Licensing revenues were $16.7 million as compared to $18.1 million in the prior year. Increases from revenues in the video game software category and the release of WWE Forceable Entry by SmackDown! Records were more than offset by declines in our toy and apparel categories.

o    Merchandise   revenues   decreased  5%  to  $16.6   million.   Declines  in
     WWEShopzone.com and catalog revenues were partially offset by an increase in merchandise sold at our live events.

o Publishing revenues increased 2% to $12.0 million primarily due to the increase in the cover price of Raw Magazine and an extra special magazine on sale in the current year.

o Home video revenues increased 23% to $10.7 million from $8.7 million due to an 8% increase in the number of units sold. The number of units sold in DVD format accounted for about 66% of total units sold versus approximately 31% in the prior year.

o The World revenues declined 30% to $7.2 million due to decreased traffic in the restaurant and bar at the venue.

Profit Contribution
-------------------
Total profit contribution for the nine months ended January 24, 2003 was $95.0 million as compared to $105.3 million in the prior year. Total profit contribution margin decreased to 34% from 36%.

The profit contribution margin for the Live and Televised businesses was approximately 33% versus 38% in the prior year primarily reflecting the impact of William Morris Agency, Inc. settlement and declines in pay-per-view and advertising revenues in the current year.

The profit contribution margin for the Branded Merchandise businesses was 37% versus 31% in the prior year due to the absence of NHRA expenses and lower expenses associated with maintaining our web site in the current year and higher inventory write-offs in the home video category in the prior year, partially offset by a decline in revenues at The World(TM).

Selling, General and Administrative Expenses
--------------------------------------------
SG&A expenses were consistent with last year at $78.3 million.

Balance Sheet
Total assets as of quarter end were $435.6 million which included $270.0 million in cash, cash equivalents and short-term investments and $52.1 million in receivables. Long-term debt, including the current portion, as of quarter end was $9.5 million and shareholders' equity totaled $345.3 million.

Capital expenditures for the nine-month period were approximately $11.0 million.

Guidance for Fiscal Year 2003
-----------------------------
As part of its ongoing business operations, the Company has provided the following revised guidance for fiscal year 2003. Based on our decision to cease operations at The World(TM), our annual results from The World(TM) will be treated as discontinued operations and have been excluded from the guidance below. This guidance is subject to various risks and uncertainties outlined in the forward-looking statement included in this release.

o Based upon the actual results for the first nine months of the year, the Company expects that full year revenues will be approximately $370 million to $375 million.

o Operating income from continuing operations is forecast to be approximately $27 million to $30 million.

o    EBITDA (1) is forecast to be approximately $42 million to $45 million.

o    Selling,   general,   and  administrative   expenses  are  forecast  to  be
     approximately $90 million to $95 million.

o Depreciation and amortization is forecast to be approximately $10 million for the year.

o    The  Company  expects  to  perform   approximately  330  live  events  with
     attendance projected to be 1.8 million for the year. Total pay-per-view buys are projected to be approximately 5.4 million.



     (1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and other charges, as fully described in the supplemental information within the financial table at the end of this release. Although EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"), we believe it is useful to investors because it is a widely used financial measure that provides relevant and useful information for evaluating financial performance. EBITDA should not be considered an alternative to measures of operating performance under GAAP.

                                                 World Wrestling Entertainment, Inc.
                                                 Consolidated Statements of Operations
                                             (dollars in thousands, except per share data)
                                                              (Unaudited)


                                                                          Three Months Ended                    Nine Months Ended
                                                                     January 24,      January 25,      January 24,     January 25,
                                                                        2003              2002             2003           2002
                                                                    ------------      -----------     ------------     -----------

Net revenues                                                         $   95,629       $   100,232     $   276,544      $   289,109

Cost of revenues                                                         58,789            62,748         181,497          183,849
Selling, general and administrative expenses                             27,103            26,208          78,258           78,481
Depreciation and amortization                                             3,473             2,810           9,202            7,695
Goodwill and other impairment charges (a)                                32,925               -            32,925              -
                                                                     -----------      ------------    ------------     -----------

Operating (loss) income                                                 (26,661)            8,466         (25,338)          19,084

Interest (expense) income, net and other income (loss), net (b)             668              (828)            679           15,817
                                                                     -----------      ------------    ------------     -----------

(Loss) income before income taxes                                       (25,993)            7,638         (24,659)          34,901

(Benefit) provision for income taxes                                     (9,993)            2,846          (9,583)          13,276
                                                                     -----------      ------------    ------------     -----------

(Loss) income from continuing operations                                (16,000)            4,792         (15,076)          21,625
                                                                     -----------      ------------    ------------     -----------

Income from discontinued operations, net of tax benefit and
minority interest (c)                                                       -               4,638            -               4,638
                                                                     -----------      ------------    ------------     -----------

Net (loss) income                                                    $  (16,000)      $     9,430     $   (15,076)     $    26,263
                                                                     ===========      ============    ============     ===========

(Loss) earnings per share - Basic and Diluted:
   Continuing operations                                             $    (0.23)      $      0.07     $     (0.21)     $      0.30
                                                                     ===========      ============    ============     ===========
   Discontinued operations                                           $      -         $      0.06     $      -         $      0.06
                                                                     ===========      ============    ============     ===========
   Net (loss) income                                                 $    (0.23)      $      0.13     $     (0.21)     $      0.36
                                                                     ===========      ============    ============     ===========

Weighted average common and common equivalent shares:

   Basic                                                             70,407,085        72,832,384      70,633,799       72,866,458
                                                                     ===========       ===========    ============     ===========
   Diluted                                                           70,407,085        72,832,434      70,633,799       72,866,658
                                                                     ===========       ===========    ============     ===========




------------------------------------------------------

(a) Reflects a charge related to the revaluation of goodwill ($2.5 million) and other long-lived assets ($30.4 million) at its entertainment complex, The World for the three and nine months ended January 24, 2003.

(b) Included in the results for the nine months ended January 25, 2002 was a $9.3 million gain ($5.8 million, net of tax) associated with the revaluation and sale of certain equity instruments.

(c) Includes the results of the Company's discontinued business, XFL.





                               World Wrestling Entertainment, Inc.
                                   Consolidated Balance Sheets
                                      (dollars in millions)
                                           (Unaudited)



                                                                            As of
                                                               ==============================
                                                               January 24,          April 30,
                                                                   2003               2002
                                                               ===========        ===========

Assets

Cash, cash equivalents and short-term investments (a)           $   270.0          $   294.1
Other current assets                                                 71.3               81.5
Property, plant, equipment and other assets (b)                      94.3              111.8
                                                                ----------         ---------
Total Assets                                                    $   435.6          $   487.4
                                                                ==========         =========

Liabilities and Stockholders' Equity

Current liabilities                                             $    80.8          $    88.1
Long-term debt, including short-term portion                          9.5                9.9
                                                                ----------         ---------
Total Liabilities                                                    90.3               98.0

Stockholders' Equity (a), (b)                                       345.3              389.4
                                                                ----------         ---------
Total Liabilities and Stockholders' Equity                      $   435.6          $   487.4
                                                                ==========         =========


(a) - Reflects the repurchase of shares of the Company's common stock, primarily
2.3 million shares that Company repurchased from NBC in May 2002 at a price of $12 per share, or $27.7 million.

(b) - Includes the goodwill and other impairment charges of $32.9 million relating to The World recorded in Fiscal 2003 ($20.4 million, net of tax).



World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(dollars in thousands)
(Unaudited)                                                Three Months Ended                  Nine Months Ended
                                                       January 24,     January 25,        January 24,      January 25,
                                                          2003            2002                2003            2002
                                                       -----------     -----------        -----------      -----------

Net (loss) income reported on GAAP basis                $(16,000)       $  9,430           $ (15,076)      $  26,263
Less: Income from discontinued operations                   -              4,638                -              4,638
Add:  (Benefit) provision for income taxes                (9,993)          2,846              (9,583)         13,276
Less: Interest (expense) income, net and
  other income (loss), net                                   668            (828)                679          15,817
                                                        ---------       ---------          ----------      ---------

Operating (loss) income reported on GAAP basis          $(26,661)       $  8,466           $ (25,338)      $  19,084
Add: Depreciation and amortization                         3,473           2,810               9,202           7,695
     Goodwill and other impairment charges                32,925             -                32,925            -
     Legal settlements and other charges - net             2,207  (a)        -                 4,607  (b)       -
                                                        ---------       ---------          ----------      ---------
EBITDA                                                  $ 11,944        $ 11,276           $  21,396       $  26,779
                                                        =========       =========          ==========      =========



(a) Reflects charges relating to the offer extended to settle a legal dispute of $1.5 million and an early termination of a lease agreement for office space of $0.7 million (the balance of $0.3 million is included in depreciation and amortization above).

(b) Reflects net charges relating to the William Morris Agency, Inc. and Parents Television Council Settlements of $2.4 million, an offer extended to settle a legal dispute of $1.5 million, and an early termination of a lease agreement for office space of $0.7 million (the balance of $0.3 million is included in depreciation and amortization above).


World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York, Los Angeles, Toronto and London. Additional information on the company can be found at wwe.com and corporate.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.


Media Contact:    Gary Davis, 203-353-5066

Investor Contact: Tom Gibbons, 203-328-2576


Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.


                                       ###